Exhibit 10.1

AMENDING AGREEMENT

to the AMENDED AND RESTATED CREDIT AGREEMENT dated April 26, 2012

This Agreement is made effective as of March 31, 2015

BETWEEN:

POWELL CANADA INC., a Canada Corporation

OF THE FIRST PART

POWELL INDUSTRIES, INC., a Delaware Corporation

OF THE SECOND PART

NEXTRON LIMITED, a Canada Corporation

OF THE THIRD PART

PCG NORTHERN SERVICES INC., a Canada Corporation

OF THE FOURTH PART

HSBC BANK CANADA, a Canadian Chartered Bank

OF THE FIFTH PART

WHEREAS the parties hereto wish to extend and renew those certain credit facilities set out in the Amended and Restated Credit Agreement dated April 26, 2012 (the "Agreement");

AND WHEREAS the parties hereto wish to amend certain terms of the Agreement to reflect the extension and renewal of the credit facilities contained therein;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements contained in the Agreement and herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby conclusively acknowledged by each of the parties hereto, the parties hereto covenant and agree as follows:

1.	PPC Technical Services Inc. is removed as a party to the Agreement.
2.	PCG Northern Services Inc. is added as a party to the Agreement.
3.

The words "NEXTRON LIMITED, a Canada Corporation, and PPC TECHNICAL SERVICES INC. a Canada Corporation (hereinafter sometimes referred to as "Nextron" and "PPC Technical" respectively, and sometimes referred to as the "Subsidiaries")" in the third part of the style and cause, located on Page 4 of the Agreement are hereby deleted in their entirety and replaced with:

""NEXTRON LIMITED, a Canada Corporation, and PCG Northern Services Inc., a Canada Corporation (hereinafter sometimes referred to as "Nextron" and "PCG" respectively and sometimes referred to as the "Subsidiaries")"

4.	The definition of "Canadian Prime Rate" as set out on page 7 of the Agreement is deleted in its entirety and replaced with:

""Canadian Prime Rate" means, for any day, the variable annual rate of interest per annum established from time to time by the Lender as the reference rate of interest for the determination of interest rates that the Lender will charge to customers in Canada for Canadian Dollar prime rate loans and which was 2.85%pa on March 24, 2015."

5.	The definition of "Closing Date" as set out on page 7 of the Agreement is deleted in its entirety and replaced with:

""Closing Date" means March 31, 2015."

6.	The definition of "DSL Facility" as set out on pages 10 and 11 of the Agreement is deleted in its entirety and replaced with:

""DSL Facility" means the foreign exchange daily settlement facility in the maximum principal amount of U.S. $5,000,000.00 to be made available to the Borrower by the Lender in accordance with the provisions hereof, subject to any reduction in accordance with the provisions hereof."

7.	The definition of "DSL Facility Commitment" as set out on page 11 of the Agreement is deleted in its entirety and replaced with:

""DSL-Facility Commitment" means-the maximum principal amount the Lender has agreed to make available to the Borrower under the DSL Facility, being U.S. $5,000,000.00, subject to reductions or adjustments pursuant to the terms hereof."

8.	The definition of "F/X Facility" as set out on page 13 of the Agreement is deleted in its entirety and replaced with:

""F/X Facility" means the foreign exchange forward contract facility in the maximum principal amount of U.S. $5,000,000.00 to be made available to the Borrower by the Lender in accordance with the provisions hereof, subject to any reduction in accordance with the provisions hereof, and to be governed by the terms of the Lender's Agreement for Foreign Exchange Contracts."

9.	The definition of "F/X Facility Commitment" as set out on page 14 of the Agreement is deleted in its entirety and replaced with:

""F/X Facility Commitment" means the maximum principal amount the Lender has agreed to make available to the Borrower under the F/X Facility, being U.S. $5,000,000.00, subject to reductions or adjustments pursuant to the terms hereof."

10.	The definition of "Maturity Date" as set out on page 16 of the Agreement is deleted in its entirety and replaced with:

""Maturity Date" means March 31, 2018."

11.	The definition of "Subsidiary" as set out on pages 23 and 24 of the Agreement is deleted in its entirety and replaced with:

""Subsidiary" means, with respect to any person ("X"):

a)

any corporation of which at least a majority of the outstanding shares having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time shares of any other class or classes of such corporation might have voting power by reason of the happening of any contingency, unless the contingency has occurred and then only for as long as it continues) is at the time directly, indirectly or beneficially owned or controlled by X or one or more of its Subsidiaries, or X and one or more of its Subsidiaries;

b)

any partnership of which, at the time, X, or one or more of its Subsidiaries, or X and one or more of its Subsidiaries: (i) directly, indirectly or beneficially own or control more than 50% of the income, capital, beneficial or ownership Interests (however designated) thereof; and (ii) is a general partner, in the case of limited partnerships, or is a partner or has authority to bind the partnership, in all other cases; or

c)

any other person of which at least a majority of the income, capital, beneficial or ownership interests (however designated) are at the time directly, indirectly or beneficially owned or controlled by X, or one or more of its Subsidiaries, or X and one or more of its Subsidiaries, provided that, unless otherwise expressly provided or the context otherwise requires, references herein to "Subsidiary" or Subsidiaries" shall be and shall be deemed to be references to Subsidiaries of the Borrower, and shall include Nextron and PCG."

12.

The definition of "U.S. Base Rate" as set out page 24 of the Agreement is deleted in its entirety and replaced with: ""U.S. Base Rate" means the variable annual rate of interest per annum established from time to time by the Lender as the reference rate of Interest for the determination of interest rates that the Lender will charge to customers in Canada for United States Dollar base rate loans in Canada and which was 3.75%pa on March 24, 2015."

13.	Section 2.15, found on pages 30 and 31 of the Agreement is deleted in its entirety and replaced with:
"2.15	Commitment and Renewal Fees

The Borrower will pay to the Lender, on or before the Closing Date, an up-front commitment fee equal to 0.30% of the Revolving Facility Commitment.  Fees collected by the Lender shall be its property as consideration for the time, effort and expense incurred by it in the review and administration of documents and financial statements, and the Borrower acknowledges and agrees that the determination of these costs is not feasible and that the fees set out herein represent a reasonable estimate of such costs."

14.	Subsection 3.2(q), found on page 32 of the Agreement is deleted in its entirety and replaced with:
"(q)

as at the date of such Drawdown, no material adverse change in the business, affairs, assets, properties, operations, or condition, financial or otherwise, of Powell or of the Borrower and its Subsidiaries taken as a whole, shall have occurred since December 31, 2014;"

15.	Subsection 3.2(u), found on page 32 of the Agreement is deleted in its entirety.
16.	Sub-subsection 10.1(j)(v), found on page 54 of the Agreement is deleted in its entirety and replaced with:
"(v)

any of the Borrower or Subsidiary acquiring (whether by purchase, lease or otherwise) an interest in real property where such property has a fair market value in excess of Cdn. $2,000,000 (or the Equivalent Amount thereof in any other currency)."

17.	Subsection 10.2(e), found on page 57 of the Agreement is deleted in its entirety and replaced with:
"(e)	Limit on Purchase or Sale of Assets

Except for Permitted Dispositions, the Borrower shall not, and shall not permit its Subsidiaries to:

i)	sell, transfer or otherwise dispose of any of their respective property or assets during the continuance of a Default or Event of Default; or
ii)

purchase, sell, transfer or otherwise dispose of property or assets in any period of twelve consecutive months, whether in one or a series of transactions, having an aggregate fair market value in excess of Cdn. $2,000,000.00 (or the Equivalent Amount thereof in any other currency), other than in the ordinary course of its business.

Notwithstanding this Section 10.2(e), it is understood and agreed that the Borrower's previous purchase of land and buildings was not a violation of Section 10.2 and the subsequent purchase of property and equipment for the purposes of expanding its Canadian headquarters will not be a violation of this Section 10.2."

18.	Subsection 10.3(c), found on page 59 of the Agreement is deleted in its entirety and replaced with:
"(c)	Consolidated Tangible Net Worth

As at each Quarter End, commencing with the Quarter ending March 31, 2015, the Consolidated Tangible Net Worth of Powell shall be equal or greater than the sum of:

i)	U.S. $172,500,000, plus
ii)

an amount equal to 50% of the Net Income for each fiscal Quarter commencing with the fiscal quarter ended March 31, 2015, and for each fiscal quarter thereafter (with no deduction for any net loss in any fiscal quarter), plus

iii)

an amount equal to 100% of the aggregate increase in Shareholders' Equity of Powell and its Subsidiaries after the date hereof by reason of the issuance and sale of any Equity Interests of Powell or any of its Subsidiaries (other than issuances to Powell or a Wholly-Owned Subsidiary), including upon any conversion of any debt securities of Powell into capital stock or other equity interests."

19.	Subsection 11.1(d), found on page 60 of the Agreement is deleted in its entirety and replaced with:
"(d)

unlimited guarantee of the indebtedness of the Borrower to the Lender executed by each of the Subsidiaries of the Borrower from time to time, including Nextron and PCG supported by a general security agreement creating a first priority security interest in all present and after acquired personal property of each such Subsidiary and a floating charge over all of each such Subsidiary's present and after acquired real property;"

20.	Subsection 15.2(a), found on page 73 of the Agreement is deleted in its entirety and replaced with:

"(a) Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by registered mail or sent by telecopier to the addresses or telecopier numbers specified below or, if to a Subsidiary, in care of the Borrower.  Notices sent by hand or overnight courier service, or mailed by registered mail, shall be deemed to have been given when received, notices sent by telecopier shall be deemed to have been given when sent (except that, if not given on a business day between 9:00 a.m. and

5:00 p.m. local time where the recipient is located, shall be deemed to have been given at 9:00 a.m. on the next business day for the recipient).  The respective parties' addresses and contact information shall be as follows:

To the Borrower, Nextron and PCG:

Powell Canada Inc.

Acheson Range Road Facility- Head Office

53032 Range Road 263A, Acheson, Alberta T7X 5A5

Attention:  Don Madison

Facsimile: _____________

To Powell:

Powell Industries Inc.

8550 Mosley Drive

Post Office Box 12818

Houston, Texas, USA 77075

Attention:  Don Madison

Facsimile: _____________

To the Lender:

HSBC Bank Canada

9th Floor, 10250-101 Street NW

Edmonton, Alberta, Canada T5J 3P4

Attention:  Keith Peters

Fax: (780) 426-2660

21.

HSBC hereby acknowledges, that as of the effective date of this Amending Agreement all conditions precedent to Closing (as defined in the Agreement) set out in Section 3.2 of the Agreement are currently satisfied.

22.	This Amending Agreement shall enure to the benefit of and be binding upon the successors and assigns of the parties hereto.
23.	Save and except as amended herein, all terms, representations, warranties, conditions and provisions of the Agreement shall continue in full force and effect unabated.
24.	This Amending Agreement shall be construed, enforced and governed by the laws of the Province of Alberta.
25.

This Amending Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Amending Agreement to produce or account for more than one such counterpart.  Delivery of an executed counterpart of a signature page of this Amending Agreement by telecopy or by sending a scanned copy by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement

IN WITNESS WHEREOF the parties hereto have executed this Agreement.

POWELL CANADA INC.		POWELL INDUSTRIES, INC.

Per:	/s/ Don R. Madison	Per:	/s/ Don R. Madison
	Name: Don R. Madison Title: Director		Name: Don R. Madison Title: Chief Financial and Administrative Officer

NEXTRON LIMITED		PCG NORTHERN SERVICES INC.

Per:	/s/ Don R. Madison	Per:	/s/ Don R. Madison
	Name: Don R. Madison Title: Director		Name: Don R. Madison Title: Director

HSBC BANK CANADA

Per:	/s/ Keith Peters
Name: Keith Peters Title: Asst. Vice President, Commercial Banking
Per:	/s/ Marissa Adams
Name: Marissa Adams Title: Asst. Vice President, Commercial Banking